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                                                                   EXHIBIT 2.4

                              [FORM OF AGREEMENT]

                                METATOOLS, INC.

                              AFFILIATE AGREEMENT

  This METATOOLS, INC. AFFILIATE AGREEMENT ("AGREEMENT") is dated as of February 11, 1997, between MetaTools, Inc., a Delaware corporation ("METATOOLS"), Fractal Design Corporation, a California corporation ("FRACTAL"), and the undersigned affiliate ("AFFILIATE") of MetaTools.

  WHEREAS, MetaTools and Fractal have entered into an Agreement and Plan of Reorganization ("MERGER AGREEMENT") pursuant to which Fractal and MetaTools intend to enter into a business combination transaction to pursue their long term business strategies (the "MERGER") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement);

  WHEREAS, Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of MetaTools, as the term "affiliate" is used in Accounting Series Releases 130 and 135, as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an affiliate of MetaTools;

  WHEREAS, it will be a condition to effectiveness of the Merger pursuant to the Merger Agreement that the independent accounting firms that audit the annual financial statements of Fractal and MetaTools will have delivered their written concurrences with the conclusions of management of Fractal and MetaTools to the effect that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16;

  WHEREAS, the execution and delivery of this Agreement by Affiliate is a material inducement to MetaTools to enter into the Merger Agreement.

  NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

  1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein will be relied upon by MetaTools, Fractal, and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with Affiliate's professional advisors, who are qualified to advise him with regard to such matters.

  2. Covenants Related to Pooling of Interests. In accordance with SAB 65, until the second day after the day that MetaTools publicly announces financial results covering at least 30 days of combined operations of MetaTools and Fractal, Affiliate will not sell, exchange, transfer, pledge, distribute, make any gift or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce Affiliate's risk relative to any shares of MetaTools Common Stock. MetaTools may, at its discretion, place a stock transfer notice consistent with the foregoing with its transfer agent with respect to Affiliate's shares. Notwithstanding the foregoing, Affiliate will not be prohibited by the foregoing from selling or disposing of shares so long as such sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76.

  3. Beneficial Ownership of Stock. Except for the MetaTools Common Stock and options to purchase MetaTools Common Stock set forth on the last page of this Agreement, Affiliate does not beneficially own any shares of MetaTools Common Stock or any other equity securities of MetaTools or any options, warrants or other rights to acquire any equity securities of MetaTools.
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  4. Miscellaneous.

  (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

  (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

  (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California (without regard to the principles of conflict of laws thereof).

  (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

  (e) Counsel to and accountants for the parties to the Agreement shall be entitled to rely upon this Agreement as needed.

  (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

  Executed as of the date shown on the first page of this Agreement.

                                          METATOOLS, INC.


                                          By:__________________________________

                                          Name:________________________________

                                          Title:_______________________________

                                          FRACTAL DESIGN CORPORATION


                                          By:__________________________________

                                          Name:________________________________

                                          Title:_______________________________

                                          AFFILIATE


                                          By:__________________________________

                                          Name of Affiliate:___________________

                                          Name of Signatory (if different from
                                           name of
                                          Affiliate):__________________________

                                          Title of Signatory
                                          (if applicable):_____________________

Number of shares of MetaTools Common Stock beneficially owned by Affiliate:

__________________________________________

Number of shares MetaTools Common Stock subject to options beneficially owned by Affiliate:

__________________________________________

                   ***METATOOLS, INC. AFFILIATE AGREEMENT***

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